Exhibit 23.2
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
July 11, 2007
Approach Resources Inc.
6300 Ridglea Place
Suite 1107
Fort Worth, Texas 76116
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton; to the inclusion of information taken from our “Appraisal Report as of December 31, 2006 on Certain Properties owned by Approach Resources and J Cleo Thompson” and “Appraisal Report as of December 31, 2006 on Certain Properties owned by Approach Oil and Gas, Inc.” (Our Reports) in the Registration Statement on Form S-1 of Approach Resources Inc. and the related prospectus that is part thereof dated on or about July 12, 2007 (Form S-1). We further consent to the reference to DeGolyer and MacNaughton under the heading “Experts” in the Form S-1.
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON